Exhibit 99.1

Education Realty Trust Announces Executive Succession Plan

MEMPHIS, Tenn., July 6, 2009 — Education Realty Trust, Inc. (NYSE: EDR) announced today that its Board of Directors has initiated a search for a new Chief Executive Officer and President in connection with its plan for leadership succession for the Company.  The Company’s Board of Directors is in the process of identifying candidates in preparation for the future retirement of Paul O. Bower, Chief Executive Officer, President and Chairman of the Board of Directors. Mr. Bower, age 66, has informed the Board of Directors that he intends to retire from active employment with the Company upon appointment of his successor.  Mr. Bower will remain on the Board of Directors, and continue to serve as its Chairman, following his retirement.  Mr. Bower, has led the Company since its initial public offering in 2005, and has been with its predecessor, Allen & O’Hara, Inc., a leader and innovator in the student housing industry, since 1969.

The Company’s Board of Directors will identify and assess potential candidates and determine finalists for consideration. The search will encompass both internal and external candidates, and the Board has retained SpencerStuart, a leading international executive search firm, to assist in the process. The Board expects to complete the search process and appoint Mr. Bower’s successor by the end of the first quarter of 2010.

“Over the past five years, and in the face of a deteriorating economy during unprecedented times, Paul has led the Company’s evolution and transformation into a leading national owner and operator of student housing communities.  We are deeply grateful to Paul for his many contributions and we are pleased that he plans to stay actively involved with the Company,” said Dr. John L. Ford, Chairman of the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

About Education Realty Trust

Education Realty Trust (NYSE: EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 63 communities in 21 states with 37,152 owned and managed beds. For more information please visit the Company’s website at www.educationrealty.com.

Safe Harbor Statement

Statements about EDR’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on EDR’s forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause EDR’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EDR’s annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com